                  INTERMEDIA COMMUNICATIONS OF FLORIDA, INC.

COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK
                                   DIVIDENDS

                                              HISTORICAL
                      ------------------------------------------------------------------
                                                                                                  FOR THE
                                                                                               QUARTER ENDED
                                    FOR THE YEAR ENDED DECEMBER 31                               MARCH 31            UNAUDITED
                      ------------------------------------------------------------------  ------------------------   PRO FORMA
                         1991          1992          1993         1994          1995         1995         1996        1995(D)
                      ----------    ----------    -----------  -----------  ------------  -----------  -----------  ------------
Loss before
 extraordinary
 item...............  $ (958,704)   $ (234,530)   $(2,074,252) $(3,067,379) $(19,156,597) $(1,331,506) $(8,893,348) $(40,780,146)
Income tax benefit..           0             0              0            0        96,952       96,952            0        96,952
                      ----------    ----------    -----------  -----------  ------------  -----------  -----------  ------------
Loss before income
 taxes..............  $ (958,704)   $ (234,530)   $(2,074,252) $(3,067,379) $(19,253,549) $(1,428,458)  (8,893,348) $(40,877,098)
                      ==========    ==========    ===========  ===========  ============  ===========  ===========  ============
Fixed charges:
  Interest
   expensed.........  $1,063,240    $1,030,523    $   843,782  $ 1,218,876  $ 13,354,844  $   391,787  $ 5,231,866  $ 31,954,637
  Capitalized
   interest.........     101,868       120,167        213,668      257,058       677,512       68,243      396,321       677,512
  Amortization of
   deferred
   financing costs..      67,461        67,039         77,670       69,192       411,795       17,298      150,000       984,795
  Estimated interest
   factor on
   operating
   leases...........     249,920       274,780        312,620      199,760       427,508       68,310      106,877       427,508
  Dividends on
   redeemable
   preferred
   stock(a).........     626,983       267,430              0            0             0            0            0             0
                      ----------    ----------    -----------  -----------  ------------  -----------  -----------  ------------
    Total fixed
     charges........  $2,109,472    $1,759,939    $ 1,447,740  $ 1,744,886  $ 14,871,659  $   545,638  $ 5,885,064  $ 34,044,452
                      ==========    ==========    ===========  ===========  ============  ===========  ===========  ============
Earnings:
  Loss before income
   taxes............  $ (958,704)   $ (234,530)   $(2,074,252) $(3,067,379) $(19,253,549) $(1,428,458) $(8,893,348) $(40,877,098)
  Fixed charges
   excluding
   capitalized
   interest.........   2,007,604     1,639,772      1,234,072    1,487,828    14,194,147      477,395    5,488,743    33,366,940
                      ----------    ----------    -----------  -----------  ------------  -----------  -----------  ------------
    Total earnings..  $1,048,900    $1,405,242    $  (840,180) $(1,579,551) $ (5,059,402) $  (951,063) $(3,404,605) $ (7,510,158)
                      ==========    ==========    ===========  ===========  ============  ===========  ===========  ============
Ratio of earnings to
 fixed
 charges(b)(c)......         .50(c)        .80(c)        (.58)        (.91)         (.34)       (1.74)        (.58)         (.22)
                      ==========    ==========    ===========  ===========  ============  ===========  ===========  ============
Insufficiency of
 earnings to cover
 fixed charges......  $1,060,572    $  354,697    $ 2,287,920  $ 3,324,437  $ 19,931,061  $ 1,496,701  $ 9,289,669  $ 41,554,610
                      ==========    ==========    ===========  ===========  ============  ===========  ===========  ============

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(a) Dividends on redeemable preferred stock are not grossed up for the impact of the nondeductability of dividends for income tax purposes for the years ended December 31, 1992 and 1991 because there was no income tax expense.
(b) For purposes of calculating the ratio of earnings to fixed charges: (i) earnings consist of loss before income taxes, plus income taxes, and (ii) fixed charges consist of interest expensed and capitalized, plus amortization of deferred financing costs, plus the portion of rent expense under operating leases deemed by the Company to be representative of the interest factor, as well as dividends on redeemable preferred stock.
(c) Excluding the effect of the dividends on redeemable preferred stock for the years ended December 31, 1992 and 1991, the ratios of earnings to fixed charges were .76 and .28, respectively.
(d) The 1995 pro forma information includes the effects of the pending acquisition of the telecommunications assets of EMI Communications Corporation, and the Offering of $150,000,000 gross proceeds Senior Discount Notes (which includes pro forma additional interest expense of $19,113,000 of which $573,000 represents amortization of related deferred financing costs).